Exhibit 99.1

BGC ANNOUNCES IT HAS RESOLVED MATTERS WITH THE FCA

NEW YORK, NY – November 19, 2014 – BGC Partners, L.P., a subsidiary of BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” or “BGC”), a leading global brokerage company primarily servicing the financial and real estate markets, today announced that following detailed discussions with the FCA, BGC has resolved matters with the FCA regarding exceeding a 10% stake in GFI Group Inc. (NYSE: GFIG) (“GFI”) without first informing and seeking the approval of the FCA pursuant to the UK’s controller requirements. This is a breach of UK regulatory law.

BGC acknowledges the breach and is working with the FCA to ensure that changes are made to its systems and controls to ensure that such a breach does not occur again. In light of this, and the particular circumstances of this breach, the FCA has taken the view that it is not appropriate in this specific case for it to take any formal action. However, the FCA has expressed its disappointment at the breach and has reiterated the seriousness with which it views such breaches and its willingness to take action in appropriate circumstances.

BGC also announces that it has received approval from the FCA to acquire control of GFI and thereby take control of the UK regulated firms within GFI Group.

The tender offer is currently scheduled to expire at 12:00, midnight New York City time, at the end of the day today, November 19, 2014, unless extended. The full terms and conditions of the tender offer are set forth in the offering documents that BGC filed with the Securities and Exchange Commission (“SEC”) on October 22, 2014, as have been and may be amended from time to time.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, BGC offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15,

2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, Newmark, Grubb & Ellis, and Grubb are trademarks and service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Important Additional Information

This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of GFI Group Inc. (“GFI”) or any other securities. BGC Partners, Inc. and its subsidiary BGC Partners, L.P. have commenced a tender offer for all outstanding shares of common stock of GFI and have filed with the Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents). These documents, as they may be amended from time to time, contain important information, including the terms and conditions of the tender offer, and shareholders of GFI are advised to carefully read these documents before making any decision with respect to the tender offer. Investors and security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at www.sec.gov. These materials are also available to GFI Group security holders at no expense to them or by calling BGC Partners’ information agent, Innisfree M&A Incorporated, toll-free at (888) 750-5884.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

Media Contacts:

George Sard / Bryan Locke / Bob Rendine - Sard Verbinnen & Co

+1-212-687-8080

Hannah Sloane - BGC

+1 212-294-7938

Sarah Laufer - BGC

+1 212-915-1008

Investor Contacts:

Jason McGruder - BGC

+1 212-829-4988

Jason Chryssicas - BGC

+1 212-915-1987

###